EXHIBIT 99.07

                                     FORM OF

               NOTICE TO SAVINGS AND RETIREMENT PLAN PARTICIPANTS

                                                         _________, 1998

TO: ALL PARTICIPANTS IN THE LIMITED, INC. SAVINGS AND RETIREMENT PLAN (THE
    "SAVINGS AND RETIREMENT PLAN") WITH LIMITED COMMON STOCK CREDITED TO THEIR

    ACCOUNT

     The Limited, Inc. ("The Limited") has announced an offer (the "Exchange Offer") to exchange up to 43,600,000 shares of Class A common stock, par value $.01 per share ("A&F Common Stock"), of Abercrombie & Fitch Co., a subsidiary of The Limited ("A&F"), for shares of common stock, par value $.50 per share (the "Limited Common Stock"), of The Limited that are validly tendered by the Expiration Date and not withdrawn or deemed withdrawn, at an Exchange Ratio not greater than ___ nor less than ____ of a share of A&F Common Stock for each share of Limited Common Stock tendered, upon the terms and subject to the conditions set forth in the Offering Circular-Prospectus and in the related Letter of Transmittal. See "Summary", "The Transactions" and "The Exchange Offer" in the Offering Circular-Prospectus. Capitalized terms used herein shall have the meanings ascribed to them in the Offering Circular-Prospectus and the accompanying Letter from the Savings and Retirement Plan Administrative Committee. This Exchange Offer commenced on __________, 1998, and will expire at 12:00 midnight, New York City time, on __________, 1998, unless the Exchange Offer is extended. You, as a Savings and Retirement Plan participant, may participate in this Exchange Offer by instructing the Trustee of the Savings and Retirement Plan (by _____________, 1998) to tender your shares of Limited Common Stock held in the Savings and Retirement Plan ("Plan Shares") in exchange for shares of A&F Common Stock.

     YOUR DECISION WHETHER OR NOT TO HAVE YOUR PLAN SHARES TENDERED WILL BE KEPT CONFIDENTIAL.

     Enclosed with this notice is a copy of documents describing the Exchange Offer which have been furnished to holders of Limited Common Stock. Please read these materials so that you may properly make your decision regarding this Exchange Offer.

     A Tender Instruction Form ([COLOR] form) is also enclosed for you to use to direct the Trustee regarding the Exchange Offer. IF NO DIRECTION IS RECEIVED, THE TRUSTEE WILL NOT TENDER ANY OF YOUR PLAN SHARES AND THEY WILL REMAIN IN YOUR ACCOUNT IN THE SAVINGS AND RETIREMENT PLAN.

     DO NOT CALL THE TRUSTEE, THE ADMINISTRATIVE COMMITTEE OR YOUR BENEFITS ADMINISTRATOR TO GIVE YOUR DECISION REGARDING THE EXCHANGE OFFER. YOU MAY ONLY RESPOND BY COMPLETING AND MAILING THE ENCLOSED TENDER INSTRUCTION FORM.